Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

September 13, 2012	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced that on September 11, 2012 it received an expected letter from NASDAQ stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because it did not timely file its Quarterly Report on Form 10-Q for the second quarter ended July 28, 2012. As is standard, the NASDAQ letter stated that the Company has 60 days to submit a plan to regain compliance. The notification of non-compliance has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market.

During the second quarter the Company completed the replacement of its legacy merchandise information system. The conversion to the new system has delayed the accounting reconciliations for the validation of inventory and accounts payable balances that come from the new system. In addition, the Company is evaluating the control implications related to the error correction resulting from incorrect capitalization and amortization of certain software costs as well as software assets no longer in use, as discussed in the Company’s second quarter earnings release dated August 16, 2012. Until the reconciliations and the control evaluation are finalized, the Company is unable to complete its second quarter financial statements and file it’s Form 10-Q for the quarterly period ended July 28, 2012.

The Company intends to file its Form 10-Q when the reconciliations and control evaluation are complete, well within the 60 day required period. When that filing is made the Company will regain compliance with the NASDAQ listing rules.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com.